Exhibit 12D
                                                                    Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
      ---------------------------------------------------------------------
                                    UNAUDITED


                                                       Six Months Ended
                                                  -----------------------------
                                                    June 30,        June 30,
                                                      1999            1998
                                                  -----------     -------------


OPERATING REVENUES                                 $451,346         $514,010
                                                    -------          -------

OPERATING EXPENSES                                  333,695          405,584
  Interest portion of rentals (A)                     2,305            2,474
                                                    -------          -------
      Net expense                                   331,390          403,110
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 500              989
  Other income, net                                   7,849            1,733
                                                    -------          --------
      Total other income and deductions               8,349            2,722
                                                    -------          --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $128,305         $113,622
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 18,811         $ 23,974
  Other interest (B)                                  7,425            9,053
  Interest portion of rentals (A)                     2,305            2,474
                                                    -------          -------
      Total fixed charges                          $ 28,541         $ 35,501
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     4.50             3.20
                                                       ====             ====

Preferred stock dividend requirement               $    154         $    347
Ratio of income before provision for
  income taxes to net income (C)                      161.5%           168.4%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                     249              584
Fixed charges, as above                              28,541           35,501
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 28,790         $ 36,085
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        4.46             3.15
                                                       ====             ====

                                                                     Exhibit 12D
                                                                     Page 2 of 2


               PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
         --------------------------------------------------------------
                                      UNAUDITED


---------------------


NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $4,594 for the six month periods ended June 30, 1999 and 1998, respectively, and amount for trust preferred securities of $306 for the six month period ended June 30, 1999.

(C) Represents income before provision for income taxes of $138,016 and $78,121 for the six month periods ended June 30, 1999 and 1998, respectively, divided by net income of $85,435 and $46,396, respectively for the same periods.